UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant [ ]	Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

Tejon Ranch Co.

(Name of Registrant as Specified in Its Charter)

Special Opportunities Fund, Inc.

c/o Bulldog Investors, LLP

Attn: Phillip Goldstein

250 Pehle Avenue, Suite 708

Saddle Brook, NJ 07663

Cell: 914 260-8248

Fax: 201 556-0097

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]	No fee required.
[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.
[ ]	Fee paid previously with preliminary materials.

Bulldog Investors, LLP, 250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663

201-556-0092 // info@bulldoginvestors.com

To: Fellow Shareholders of Tejon Ranch Co. (TRC)

From: Andrew Dakos and Phillip Goldstein, Managing Partners

Date: April 7, 2025

Tejon’s management recently issued a “fight letter” to shareholders touting the “successful execution of its long-term strategy to create shareholder value.” Let’s look at the record.

If you invested $10,000 in Tejon stock forty years ago and its shares appreciated by an average of a modest 5% per annum, your shares would be worth about $70,000 today. If Tejon’s share price grew by 10% per annum, roughly matching the S&P 500 Index, your shares would be worth more than $450,000. Sadly, those same shares today are still worth just about the same $10,000 you invested.

Management’s letter goes on to say: “With unmatched assets in a highly attractive market, we believe Tejon is well positioned to unlock future value for shareholders.” It would not surprise us if management said something similar forty years ago. But facts are stubborn things. And management’s enthusiastic rhetoric is in sharp contrast with the harsh reality that TRC has been a terrible investment for long-term shareholders. Forty years is ample time to produce tangible results and a much higher stock price. But, thus far, the only persons that have made much money from Tejon’s “unmatched assets” have been insiders, lawyers, and other service providers – not shareholders.

We see a number of factors that may help to explain why Tejon’s stock price has stagnated but, as outsiders, we cannot know for sure what changes are needed. Despite what management says, we have no agenda. However, we do have a goal, i.e., to see Tejon’s stock price significantly higher. Toward that end, we are proposing to elect three independent directors (out of ten) who will take a fresh look “under the hood” and work with other members of the Board to determine what works and what may need to be changed.

Some areas that our nominees intend to focus on include:

1.	Capital Allocation. Should Tejon’s free cash flow be used for development surrounding its profitable commerce center and/or for share repurchases, rather than pursuing the more remote master-planned communities? Should Tejon form joint ventures with deep-pocketed developers to pursue these capital intensive projects that may take many years to come to fruition?

2.	Executive Compensation. Is the amount and form of executive compensation sufficiently aligned with quantitative measures of shareholder value, e.g., free cash flow or total shareholder return? As outsiders, we cannot say for sure at this time and that is why we recommend abstaining on the Board’s proposal to approve the executive compensation package.

3.	Communication and Transparency. The long-term stagnation of Tejon’s stock price suggests a lack of confidence in management’s credibility and its ability to generate net earnings that will result in a higher stock price. Is that due to inadequate communication and transparency, e.g., its unwillingness to hold public earnings calls at which investors can pose questions? Why is the annual meeting not being held in person this year rather than virtually?

4.	Excessive Expenses. Management brags that in 2024, “GAAP net income attributable to common shareholders increased 186% year-over-year to $4.5 million.” Yet, it has committed to spend a mind boggling $3.35 million or almost 75% of that amount on this very proxy contest. That is truly alarming and suggests a troubling lack of oversight by the Board over corporate expenses.

We think almost everyone agrees that Tejon’s current stock price does not reflect its intrinsic value. Why is that? Management’s press release is silent about Tejon’s depressed stock price. If our nominees are elected, our sole goal will be to see a significantly higher stock price in a lot less than forty years. That alone distinguishes them from the incumbent directors. If you are satisfied holding a “dead money” stock and are swayed by empty rhetoric about “generating meaningful value for shareholders,” you should probably vote for the incumbent directors who promise to continue a strategy that has failed to produce any perceptible benefit for long-term shareholders. On the other hand, if you want three directors who are committed to narrow the gap between the market price of TRC’s shares and its intrinsic value, you should vote for our nominees.

Please call or email us if you would like to discuss this proxy solicitation.

***

PLEASE RETURN THE ENCLOSED GREEN PROXY CARD TO VOTE FOR OUR NOMINEES. IF YOUR SHARES ARE HELD IN STREET NAME, YOU MAY VOTE ONLINE AT WWW.PROXYVOTE.COM OR BY TELEPHONE AT 1-800-454-8683. IF YOU HAVE ALREADY RETURNED MANAGEMENT’S PROXY CARD (EVEN IF YOU VOTED AGAINST THE BOARD’S NOMINEES), YOU STILL NEED TO VOTE OUR GREEN PROXY CARD TO OVERIDE IT.

IF YOU HAVE ANY QUESTIONS ABOUT HOW TO VOTE YOUR PROXY, PLEASE CALL INVESTORCOM AT 1-877-972-0090.

PROXY STATEMENT OF SPECIAL OPPORTUNITIES FUND IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF DIRECTORS OF TEJON RANCH CO. FOR THE 2025 ANNUAL MEETING OF SHAREHOLDERS

Special Opportunities Fund, Inc. (the “Fund”) is sending this proxy statement and the enclosed GREEN proxy card on or about April 7, 2025, to shareholders that have at least 67% of the voting power of Tejon Ranch Co. (“Tejon”) of record as of March 17, 2025. We are soliciting a proxy to vote your shares at the 2025 Annual Meeting of Shareholders (the “Meeting”), which is scheduled to be held virtually on Tuesday, May 13, 2025, at 9:00 A.M., Pacific Time.

Please refer to the proxy soliciting material of Tejon’s Board of Directors for additional information concerning the Meeting and the matters to be considered by shareholders, specifically information that the Board has provided (and for which it is solely responsible) about its nominees and the other proposals. All such material can be accessed for free on the Securities and Exchange Commission’s website.

INTRODUCTION AND REASONS FOR THE SOLICITATION

At the Meeting, shareholders will have an opportunity to vote (1) to elect ten directors for a one-year term and (2) on three additional proposals set forth below. We are soliciting a proxy to vote your shares FOR the election of the three nominees named below as directors and, except with respect to the proposal relating to executive compensation on which we intend to abstain, FOR each of the other proposals. We are also seeking discretionary authority to allocate your votes for directors as discussed below.

HOW PROXIES WILL BE VOTED

If you complete and return a GREEN proxy card to us and you do not direct otherwise, your shares will be voted FOR the election of the nominees named below and allocated at our discretion, and, except for abstaining on the executive compensation proposal, will be voted FOR each of the other proposals set forth below. In addition, you will be granting us discretionary authority to vote on any other matters that may come before the Meeting.

The election of directors is by cumulative voting. Cumulative voting means that each shareholder is entitled to a number of votes equal to the number of directors to be elected (which is ten) multiplied by the number of shares held. These votes may be cast for one nominee or allocated among two or more nominees. You may give us discretionary authority to vote for our recommended nominees and to allocate your votes among them (to insure that at least one of them is elected). If you do not give us discretionary authority, and you vote for a single nominee, all of your votes will be cast for that nominee. If you vote “FOR” two or more nominees and you (1) do not give us discretionary authority, and (2) do not specifically instruct otherwise, we will allocate your votes equally among those nominees. If you want your votes to be allocated in a different manner among two or more nominees, you must specify as to how to allocate your votes. If you are a record holder of shares, you will also be able to allocate your votes by attending the Meeting and voting in person. If you hold your shares in street name and wish to allocate your votes among up to ten nominees, you may do so by requesting a legal proxy from your custodian and attending the Annual Meeting or assigning it to us with instructions as to how to allocate your votes among such nominees. A vote to “Withhold” will have no effect on the election of directors.

If you vote for more than ten nominees, your vote may be disqualified.

VOTING REQUIREMENTS

A quorum will exist if the holders of record of more than 50% of Tejon’s 26,868,106 outstanding shares as of March 17, 2025 are present or represented at the Meeting.

The ten nominees receiving the most votes will be elected as directors. Shareholders will be able to cumulate their votes in the election of directors. Cumulative voting means that each shareholder is entitled to a number of votes equal to the number of directors to be elected multiplied by the number of shares held. These votes may be cast for one nominee or allocated among two more nominees. Since this is a contested election, we do not expect any broker non-votes.

The approval of each of the other proposals requires the affirmative vote of the holders of a majority of the shares represented at the meeting. Abstentions will have the effect of a vote against each of the other proposals.

REVOCATION OF PROXIES

You may revoke your proxy prior to its exercise by: (i) delivering a written revocation (a) to us or (b) to the Secretary of Tejon, or (ii) voting at the Meeting. Attendance at the Meeting will not by itself revoke a proxy. There is no limit on how many times you may revoke your proxy and only your most recent proxy will be counted.

PROPOSAL 1: ELECTION OF THREE DIRECTORS

Andrew Dakos, a director of the Fund, and a principal of Bulldog Investors, LLP (“Bulldog”), the Fund’s investment advisor, intends to nominate the following persons for election as independent directors of Tejon. Each nominee has consented to be nominated and, if elected, to serve as a director. As of March 17, 2025, Mr. Dakos owned 30,000 shares of Tejon and a partnership in which he has a 50% interest owned 25,000 shares, all of which were purchased since January 31, 2025. As of March 17, 2025, Mr. Goldstein, a nominee, owned 26,500 shares of Tejon all of which were purchased since March 3, 2025, and Mr. Morris, a nominee, owned no shares of Tejon. No nominee has any direct or indirect connection with Tejon and there are no arrangements or understandings between any nominee and the Fund (or its affiliates) in connection with his nomination. The nominees are:

1.	Andrew Dakos, 59; Since 2009, Mr. Dakos has been a Managing Partner of Bulldog Investors, LLP, an SEC registered investment advisor that manages three NYSE listed SEC registered investment companies and separately managed accounts. Since 2019, he has also been a Managing Partner of Ryan Heritage, LLP, an SEC registered investment advisor that manages an exchange traded fund (ETF) and separately managed accounts. He is a Principal of the former general partner of several private investment partnerships in the Bulldog Investors group of private funds. Over the past five years, he has served as Director of Special Opportunities Fund, Inc., Chairman and President of Total Return Securities Fund (f/k/a The Swiss Helvetia Fund, Inc.), Director of Brookfield DTLA Fund Office Trust Investor, Inc., Director of BNY Mellon Municipal Income Inc. and Trustee of High Income Securities Fund.

2.	Phillip Goldstein, 80; Since 2009, Mr. Goldstein has been a Managing Partner of Bulldog Investors, LLP, an SEC registered investment advisor that manages three NYSE listed SEC registered investment companies and separately managed accounts. Since 2019, he has also been a Managing Partner of Ryan Heritage, LLP, a registered investment advisor that manages an exchange traded fund (ETF) and separately managed accounts. He is a Principal of the former general partner of several private investment partnerships in the Bulldog Investors group of private funds. Over the past five years, he has served as Chairman of Special Opportunities Fund, Inc. Director of Total Return Securities Fund (f/k/a The Swiss Helvetia Fund, Inc.), Director of Brookfield DTLA Fund Office Trust Investor, Inc., Director of BNY Mellon Municipal Income Inc., Chairman and Secretary of High Income Securities Fund, and Charman of The Mexico Equity and Income Fund.

3.	Aaron T. Morris, 38; Mr. Morris has served as a co-founder and partner of Morris Kandinov LLP since January 2019, which represents retail and institutional investors in litigation. From October 2012 to January 2019, Mr. Morris was employed as an attorney at the law firm Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Morris received his Juris Doctorate from Boston College Law School in May 2012 and his bachelor’s degree in economics from Indiana University Indianapolis in May 2009. Mr. Morris is currently the vice president of the Vermont Chapter of the Federal Bar Association.

Unless instructions to the contrary are given, your proxy will be voted only FOR each of the above nominees for election as directors and allocated at our discretion as discussed above.

PROPOSAL 2: TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS TEJON’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2025.

Unless instructions to the contrary are given, your proxy will be voted FOR this proposal.

PROPOSAL 3: TO APPROVE THE COMPENSATION OF TEJON’S EXECUTIVE OFFICERS

Unless instructions to the contrary are given, your proxy will vote to ABSTAIN on this advisory proposal.

PROPOSAL 4: A SHAREHOLDER PROPOSAL TO REQUEST THAT THE BOARD OF DIRECTORS TAKE THE NECESSARY STEPS IN ITS POWER TO AMEND TEJON’S GOVERNING DOCUMENTS TO GIVE THE OWNERS OF A COMBINED 10% OF THE OUTSTANDING SHARES THE POWER TO CALL A SPECIAL STOCKHOLDER MEETING

Unless instructions to the contrary are given, your proxy will voted FOR this non-binding proposal.

THE SOLICITATION

We intend to solicit proxies by mail, and may utilize other means, e.g., telephone or the internet. Our proxy materials are available at: www.bulldoginvestorsproxymaterials.com. Persons affiliated with or employed by us may assist us in the solicitation of proxies. Banks, brokerage houses and other securities intermediaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners for whom they hold shares of record. We will reimburse these organizations for their reasonable out-of-pocket expenses.

Initially, we will bear all of the expenses related to this proxy solicitation, $20,000 of which has thus far been accrued. Because we believe that all shareholders will benefit from this solicitation, we intend to seek reimbursement of our expenses from Tejon. Shareholders will not be asked to vote on the reimbursement of these expenses, which we estimate will be $80,000.

PARTICIPANTS

As of March 17, 2025, the Fund beneficially owned 487,997 shares of Tejon, all of which were purchased since August 14, 2024. The address the Fund is 615 East Michigan Street Milwaukee, WI 53202. The address of Bulldog, Mr. Dakos, and Mr. Goldstein is 250 Pehle Avenue, 7th Floor, Saddle Brook, NJ 07663. The address of Mr. Morris is Morris Kandinov LLP, 305 Broadway, 7th Floor. New York, NY 10007. The “participants” (as defined by the SEC) in this solicitation, none of whom has any arrangement or understanding with any person with respect to any securities of Tejon or with respect to future employment by Tejon or any of its affiliates or to any future transactions to which Tejon or any of its affiliates may be a party, include the Fund, Bulldog, and the above nominees (and their affiliated persons).

April 7, 2025

PROXY CARD

THIS PROXY IS SOLICITED BY SPECIAL OPPORTUNITIES FUND (THE “FUND”) IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF DIRECTORS OF TEJON RANCH CO. (“TEJON”) FOR TEJON’S 2025 ANNUAL MEETING OF SHAREHOLDERS (THE “MEETING”).

The undersigned hereby appoints John Grau, Phillip Goldstein, and Andrew Dakos and each of them, as the undersigned’s proxies, with full power of substitution, to attend the Meeting and any adjourned or postponed Meeting, and to vote on all matters that come before the Meeting the number of shares and cumulative votes that the undersigned would be entitled to vote if present in person, as specified below.

(INSTRUCTIONS: Mark votes by placing an “x” in the appropriate [ ].)

1. ELECTION OF TEN DIRECTORS

IMPORTANT – IF YOU VOTE FOR MORE THAN TEN NOMINEES, YOUR VOTE MAY BE DISQUALIFIED!

IF YOU WISH TO ONLY VOTE FOR EACH OF OUR RECOMENDED NOMINEES (AND NONE OF THE BOARD’S NOMINEES), YOU MAY DO SO BY (1) NOT CHECKING ANY BOXES, OR (2) CHECKING ONLY THE FIRST THREE “FOR” BOXES. IN EITHER CASE, YOUR SHARES WILL BE VOTED ONLY FOR OUR RECOMENDED NOMINEES, WITHHELD FOR ALL OF THE BOARD’S NOMINEES, AND ALLOCATED AMONG OUR RECOMENDED NOMINEES AT OUR DISCRETION. IF YOU WANT TO VOTE FOR NOMINEES IN A DIFFERENT MANNER, AND ALLOW US TO ALLOCATE YOUR SHARES AMONG SUCH NOMINEES AT OUR DISCRETION, YOU MAY DO SO BY CHECKING UP TO TEN “FOR” BOXES. IF YOU DO NOT WANT TO GIVE US DISCRETION TO ALLOCATE YOUR VOTES, YOU MUST PROVIDE YOUR INSTRUCTIONS ALONG WITH THIS SIGNED AND DATED PROXY CARD TO INVESTORCOM BY EMAIL AT PROXY@INVESTOR-COM.COM, BY FAX AT (203) 884-8611, OR BY MAIL AT 19 OLD KINGS HIGHWAY S., SUITE 130, DARIEN, CT 06820.

***

OUR RECOMMENDED NOMINEES

[ ]	FOR ANDREW DAKOS	[ ]	WITHHOLD AUTHORITY

[ ]	FOR PHILLIP GOLDSTEIN	[ ]	WITHHOLD AUTHORITY

[ ]	FOR AARON T. MORRIS	[ ]	WITHHOLD AUTHORITY

THE BOARD’S NOMINEES

[ ]	FOR STEVEN A. BETTS	[ ]	WITHHOLD AUTHORITY

[ ]	FOR GREGORY S. BIELLI	[ ]	WITHHOLD AUTHORITY

[ ]	FOR DENISE GAMMON	[ ]	WITHHOLD AUTHORITY

[ ]	FOR ANTHONY L. LEGGIO	[ ]	WITHHOLD AUTHORITY

[ ]	FOR JEFFREY J. MCCALL	[ ]	WITHHOLD AUTHORITY

[ ]	NORMAN J. METCALFE	[ ]	WITHHOLD AUTHORITY

[ ]	FOR ERIC H. SPERON	[ ]	WITHHOLD AUTHORITY

[ ]	DANIEL R. TISCH	[ ]	WITHHOLD AUTHORITY

[ ]	FOR MICHAEL H. WINER	[ ]	WITHHOLD AUTHORITY

[ ]	FOR KENNETH G. YEE	[ ]	WITHHOLD AUTHORITY

2. To ratify the appointment of Deloitte & Touche LLP as Tejon’s independent registered public accounting firm for 2025.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

3. To approve the compensation of Tejon’s executive officers.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

4. To request that the board of directors take the necessary steps in its power to amend Tejon’s governing documents to give the owners of a combined 10% of the outstanding shares the power to call a special stockholder meeting

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

Please sign and date below. Your shares will be voted as directed. If no direction is made, this proxy will be voted, and your votes will be allocated in our discretion, FOR the election of our recommended nominees as directors, FOR Proposals 2 and 4 and will ABSTAIN on Proposal 3. The undersigned hereby revokes any proxy previously executed.

Name:	Number of shares held:

Signature(s):	Date: